Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Transaction Background

On August 3, 2009 (Tokyo time), Beckman Coulter, Inc. (“Beckman Coulter or “BCI”) acquired the diagnostic systems business of Olympus Corporation (“Olympus”) (“Olympus Diagnostic Systems” or “ODS”) for 76 billion Japanese Yen (approximately U.S. $800 million based on currency exchange rates as of the closing). Beckman Coulter funded the transaction from approximately $495 million in net proceeds from its recent offerings of $250 million 6% Senior Notes due 2015 and $250 million 7% Senior Notes due 2019, the settlement of Forward Agreements entered into relating to the sale of 4,722,989 shares of common stock in exchange for cash proceeds of approximately $240 million and its existing cash balances.

The ODS business encompasses the development, manufacturing, marketing, sale, distribution and use of clinical chemistry and immunoassay analyzers, blood transfusion testing systems and the chemical reagents and other consumables used with them, and related laboratory automation equipment for in vitro diagnostic testing of samples from humans and animals.

Introduction

The following unaudited pro forma condensed combined balance sheet as of June 30, 2009 and the unaudited pro forma condensed combined statements of earnings for the six months ended June 30, 2009 and for the fiscal year ended December 31, 2008 are based on the historical financial statements of BCI and ODS after giving effect to the financing (issuance of Senior Notes, issuance of common shares and use of existing cash) of the acquisition of ODS by Beckman Coulter, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of earnings, expected to have a continuing impact on the combined results.

We prepared the unaudited pro forma condensed combined financial statements for illustrative purposes only. The pro forma information reflects preliminary estimates and assumptions based on information available at the time of the preparation, including preliminary fair value estimates of the intangible assets acquired and net liabilities assumed as discussed below. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the condensed combined financial position, the results of operations in future periods or the results of operations that actually would have been realized had BCI and ODS been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve.

BCI and ODS have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of earnings for the fiscal year ended December 31, 2008 combines the historical results of BCI for the year ended December 31, 2008 and the historical results of ODS for the year ended March 31, 2009 and are presented as if the acquisition had occurred on January 1, 2008. The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2009 combines the unaudited historical results of BCI and ODS for the six months ended June 30, 2009 and are presented as if the acquisition had occurred on January 1, 2008. Accordingly, the results of operations of ODS for the three months ended March 31, 2009 are included in both the pro forma results for the year ended December 31, 2008 and the six month period ended June 30, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2009 combines BCI’s historical unaudited condensed balance sheet as of June 30, 2009 and ODS’s historical unaudited condensed balance sheet as of June 30, 2009 and is presented as if the acquisition of ODS had occurred on June 30, 2009.

The acquisition has been accounted for under the acquisition method of accounting under United States Generally Accepted Accounting Policies, (“U.S. GAAP”) which are subject to change and interpretation. Accordingly, the total estimated purchase price allocation, as described in Note 2 to these unaudited pro forma condensed combined financial statements, has been allocated on a preliminary basis to assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. Additionally, the fair value of in-process research and development (“IPR&D”) has been recorded in accordance with the acquisition method of accounting which requires that IPR&D be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. These allocations reflect various preliminary estimates and analyses, and will change.

The unaudited pro forma condensed combined financial statements should be read in conjunction with BCI’s historical financial statements and accompanying notes contained in BCI’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for its quarter ended June 30, 2009 and ODS’s historical combined statement of assets to be acquired and liabilities to be assumed and combined statement of direct revenue and expenses for its fiscal year ended March 31, 2009 which were included as Exhibit 99.2 to the Form 8-K filed by Beckman Coulter on August 4, 2009.

BECKMAN COULTER, INC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2009

	Historical		Pro Forma Adjustments			Pro Forma Combined
In millions (except amounts per share)	June 30, 2009 BCI	June 30, 2009 ODS (1)
Assets
Current assets
Cash and cash equivalents	$665.5	$9.5	$(560.6)	(a	)	$114.4
Trade and other receivables, net	688.2	123.8	5.3	(c	)	817.3
Inventories	535.7	83.8	16.2	(b	)	635.7
Deferred income taxes	67.5	—	—			67.5
Prepaids and other current assets	106.0	18.4	—			124.4

Total current assets	2,062.9	235.5	(539.1)			1,759.3
Property, plant and equipment, net	497.9	59.4	26.3	(d	)	583.6
Customer leased instruments, net	462.2	36.5	13.7	(e	)	512.4
Goodwill	700.9	—	312.9	(g	)	1,013.8
Other intangible assets, net	391.3	11.1	178.9	(h	)	581.3
Other assets	62.1	40.2	6.7	(c	)	109.0

Total assets	$4,177.3	$382.7	$(0.6)			$4,559.4

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$200.4	$56.6	$—			$257.0
Accrued expenses	446.6	56.0	(10.9)	(a	)	497.6
			10.2	(q	)
			(1.5)	(i	)
			(2.8)	(r	)
Short-term borrowings	4.7	—	—			4.7
Current maturities of long-term debt	4.1	6.3	—			10.4

Total current liabilities	655.8	118.9	(5.0)			769.7
Long-term debt, less current maturities	1,311.6	5.7				1,317.3
Deferred income taxes	64.4	—	2.9	(f	)	67.3
Other liabilities	529.5	21.3	(1.8)	(r	)	549.0

Total liabilities	2,561.3	145.9	(3.9)			2,703.3

Stockholders’ equity
Acquired net assets and liabilities	—	236.8	(236.8)	(j	)	—
Preferred stock, $0.10 par value; authorized 10.0 shares; none issued
Common stock, $0.10 par value; authorized 300.0 shares; shares issued 69.0 at June 30, 2009; shares outstanding 63.8 at June 30, 2009	6.9	—	0.5	(a	)	7.4
Additional paid-in capital	628.5	—	249.8	(a	)	878.3
Retained earnings	1,441.3	—	(10.2)	(q	)	1,431.1
Accumulated other comprehensive loss	(167.3)	—	—			(167.3)
Treasury stock, at cost: 4.9 common shares at June 30, 2009	(293.4)	—	—			(293.4)
Common stock held in grantor trust, at cost: 0.4 common shares at June 30, 2009	(20.9)	—	—			(20.9)
Grantor trust liability	20.9	—	—			20.9

Total stockholders’ equity	1,616.0	236.8	3.3			1,856.1

Total liabilities and stockholders’ equity	$4,177.3	$382.7	$(0.6)			$4,559.4

(1)	Certain reclassifications were made to conform to BCI’s financial statement presentation.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 4, Pro Forma Adjustments.

BECKMAN COULTER, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Six Months Ended June 30, 2009

	Historical Six months ended
	June 30, 2009	June 30, 2009	Pro Forma Adjustments		Pro Forma Combined
In millions, except amounts per share	BCI	ODS (1)
Total revenue	$1,448.2	$257.8	$—		$1,706.0
Total cost of sales	772.2	117.3	5.9	(h)	898.1
			2.7	(k)

Gross profit	676.0	140.5	(8.6)		807.9

Operating costs and expenses
Selling, general and administrative	391.9	85.2	3.8	(h)	480.9
Research and development	120.6	14.3	—		134.9
Restructuring and acquisition related costs	48.0	—	(20.7)	(l)	27.3

Total operating costs and expenses	560.5	99.5	(16.9)		643.1

Operating income	115.5	41.0	8.3		164.8

Non-operating (income) expense
Interest income	(2.6)	—	—		(2.6)
Interest expense	28.4	—	13.9	(m)	42.3
Other, net	(6.9)	0.9	—		(6.0)

Total non-operating (income) expense	18.9	0.9	13.9		33.7

Earnings before income taxes	96.6	40.1	(5.6)		131.1
Income tax provision	15.2	—	(1.9)	(n)	26.9
			13.6	(o)

Net earnings	$81.4	$40.1	$(17.3)		$104.2

Basic earnings per share	$1.28				$1.52

Diluted earnings per share	$1.26				$1.51

Weighted-average number of shares outstanding (in thousands)
Basic	63,693		4,723	(p)	68,416
Diluted	64,428		4,723	(p)	69,151

(1)	Certain reclassifications were made to conform to BCI’s financial statement presentation.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 4, Pro Forma Adjustments.

BECKMAN COULTER, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended December 31, 2008

	Historical For the year ended
	December 31, 2008	March 31, 2009	Pro Forma Adjustments		Pro Forma Combined
In millions, except amounts per share	BCI	ODS (1)
Total revenue	$3,098.9	$524.5	$—		$3,623.4
Total cost of sales	1,670.9	245.8	11.8	(h)	1,933.9
			5.4	(k)

Gross profit	1,428.0	278.7	(17.2)		1,689.5

Operating costs and expenses
Selling, general and administrative	823.0	174.8	7.7	(h)	1,005.5
Research and development	280.1	43.0	—		323.1
Environmental remediation	19.0	—	—		19.0
Restructuring and acquisition related costs	21.4	—	—		21.4

Total operating costs and expenses	1,143.5	217.8	7.7		1,369.0

Operating income	284.5	60.9	(24.9)		320.5

Non-operating (income) expense
Interest income	(10.0)	—	—		(10.0)
Interest expense	60.8	—	33.2	(m)	94.0
Other, net	(4.9)	3.1	—		(1.8)

Total non-operating (income) expense	45.9	3.1	33.2		82.2

Earnings before income taxes	238.6	57.8	(58.1)		238.3
Income tax provision	52.6	—	(19.8)	(n)	52.5
			19.7	(o)

Net earnings	$186.0	$57.8	$(58.0)		$185.8

Basic earnings per share	$2.95				$2.74

Diluted earnings per share	$2.89				$2.69

Weighted-average number of shares outstanding (in thousands)
Basic	62,969		4,723	(p)	67,692
Diluted	64,348		4,723	(p)	69,071

(1)	Certain reclassifications were made to conform to BCI’s financial statement presentation.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 4, Pro Forma Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of BCI and the diagnostic systems business of Olympus Corporation (“Olympus”) (“Olympus Diagnostic Systems” or “ODS”). Certain reclassifications have been made to conform ODS’s historical results to BCI’s presentation.

The acquisition has been accounted for in accordance with the acquisition method of accounting. The assets acquired and liabilities assumed have been measured based on preliminary estimates of acquisition-date fair values. The final determination of the fair values as of the closing date may differ from the information presented when the preliminary estimates are finalized. Our fair value estimates for the purchase price allocation may change during the allowable allocation period, which is up to one year from the acquisition date, if additional information becomes available. The initial accounting for the business combination is not complete until the final closing net asset adjustment has been completed.

Acquisition related transaction costs (ie., advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Additional acquisition-related transaction costs incurred by BCI from July 1, 2009 through the date of acquisition are approximately $10 million and are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and reduction to retained earnings.

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets which we do not intend to use or sell (defensive assets) and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

BCI and ODS have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2008 combines the historical results of BCI for the year ended December 31, 2008 and the historical results of ODS for the year ended March 31, 2009 and is presented as if the acquisition had occurred on January 1, 2008. The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2009 combines the unaudited historical results of ODS and BCI for the six months ended June 30, 2009 and is presented as if the acquisition had occurred on January 1, 2008. Accordingly, the results of operations of ODS for the three months ended March 31, 2009 are included both in the pro forma results for the year ended December 31, 2008 and the six month period ended June 30, 2009, as follows (in millions):

Revenue	$131.4
Gross profit	70.7
Research and development	7.7
Selling, general and administrative expenses	42.1
Operating income	$20.9

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 combines BCI’s historical unaudited condensed balance sheet as of June 30, 2009 and ODS’s historical unaudited condensed balance sheet as of June 30, 2009 and is presented as if the acquisition of ODS had occurred on June 30, 2009.

The ODS business was not operated as a stand-alone business, but was a division of Olympus, operating within a business group. The accompanying pro forma financial information of the ODS business has been prepared from the historical accounting records of Olympus and do not purport to reflect the assets acquired and liabilities assumed, and the net revenues and direct expenses that would have resulted, if the ODS business had been a separate, stand-alone company during the periods presented. It is not practical for management to reasonably estimate expenses that would have resulted if the ODS business had operated as an unaffiliated independent company. Since separate complete financial statements were not maintained for the ODS Business’ operations, preparation of complete financial statements, including amounts charged for income taxes, interest, and other expenses, was deemed impractical. The statement of assets to be acquired and liabilities to be assumed as of June 30, 2009 and statement of direct revenue and expenses for the year ended March 31, 2009 and six months ended June 30, 2009 include all adjustments that Olympus considers necessary for a fair statement of the assets acquired and direct revenue and expenses for the periods presented in accordance with U.S. GAAP. Subsequent results of consolidated operations and consolidated financial position have differed and could continue to differ materially from the historical amounts presented herein.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS (CONTINUED)

The unaudited pro forma condensed combined financial information and explanatory notes present the impact of the acquisition on the companies’ respective historical financial positions and results of operations and have been derived by applying pro forma adjustments to the combined historical financial statements of BCI and ODS. The pro forma adjustments are directly attributable to the acquisition and based upon available information and certain assumptions that BCI believes are reasonable. The unaudited pro forma financial statements and related notes are provided for illustrative purposes only and do not purport to be indicative of the results which would have actually been obtained had the acquisition been completed on the dates indicated or which may be expected to occur in the future. We expect to incur nonrecurring charges over the twelve months following the date of the acquisition, associated with restructuring and severance related costs in connection with the ODS acquisition and related integration costs, to range between $70 to $80 million. Additionally, a distributor arrangement, which during the year ended March 31, 2009 generated approximately $16.1 million in revenue and $1.9 million in operating income, was terminated prior to the acquisition.

Accounting Policies

BCI is currently in the process of reviewing the accounting policies of ODS. As a result of that review, it may become necessary to conform those accounting policies to that of BCI. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

Recent Accounting Developments Affecting BCI Historical Income Statement for the Year Ended December 31, 2008

On January 1, 2009, the Company adopted the standard for convertible debt instruments that may be settled in cash (ASC 470-20) applying the standard retrospectively to all periods presented. Under this standard, convertible debt securities that may be settled in cash (or other assets), including partial cash settlement, are separated into a debt and equity component. The value assigned to the debt component as of the issuance date is the estimated fair value based on a similar debt instrument without the conversion feature. The difference between the proceeds obtained for the securities and the estimated fair value assigned to the debt component represents the equity component. As a result, the debt is recorded at a discount reflecting its below market coupon interest rate and is subsequently accreted to its par value over its expected life, using the rate of interest that reflects the market rate at issuance.

In December 2006, we issued $600.0 million of convertible notes at a coupon rate of 2.5% (the Convertible Notes). The debt and its embedded derivative are accounted for under the guidance for convertible instruments. While this accounting guidance is fully reflected in BCI’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, it is not reflected in the historical financial statements included in BCI’s 2008 Annual Report on Form 10-K. The following table summarizes the effect of the adoption of this accounting guidance on BCI’s historical income statement for the year ended December 31, 2008:

(In millions, except per share amounts)
Increase/(decrease):
Interest expense	$13.2
Income tax provision	5.2
Net earnings	8.0
Basic earnings per share	$0.13
Diluted earnings per share	$0.12

Note 2: Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price will be allocated to ODS’s net tangible and intangible assets based on their estimated fair values as of the August 3, 2009 closing date of the acquisition. The final purchase price will be determined following completion of the closing balance sheet, comparison to the March 31, 2009 reference balance sheet (as defined in the master purchase agreement) and agreement upon the net increase or decrease with Olympus. The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill. BCI has made a preliminary allocation of the estimated purchase price using estimates as described in Note 1 above and assuming no change in the purchase price. Accordingly, the fair values of the assets and liabilities included in the table below will change. We are in the process of finalizing our assessment of the fair value of the assets acquired and liabilities assumed and finalizing our calculation of the final purchase price. The completion of the valuation and final purchase price may result in material revisions to the fair values noted below. An increase/decrease in the fair value of assets acquired and liabilities assumed will also affect the balance of goodwill and may revise the amortization of intangible assets and depreciation expense related to property, plant and equipment.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS (CONTINUED)

The table below summarizes the preliminary estimated fair values of assets acquired and liabilities assumed based on management’s current best estimates.

(In millions)
Purchase Price	$800.0

Assets
Cash and cash equivalents	$14.5
Trade and other receivables	147.9
Inventories	100.1
Intangible assets subject to amortization:
Trade names	7.9
Developed technology	100.3
IPR&D (2)	10.2
Dealer relationships	10.9
Direct customer relationships	60.6
Property, plant, and equipment and customer leased instruments	135.9
Other assets	19.4

Total Assets Acquired	607.7

Liabilities
Accounts payable	61.6
Accrued expenses	32.8
Other liabilities	32.4

Total Liabilities Assumed	126.8

Goodwill	$319.1

(2)	Under the acquisition method of accounting, acquired IPR&D is capitalized as an indefinite-lived intangible asset until completion or abandonment of the project. Upon completion, the research and development asset is accounted for as a finite-lived intangible asset and amortized over the related product’s estimated useful life. If the project is abandoned, the cost would be recognized as a charge to earnings in that period.

Note 3: Financing Activities

In connection with financing the acquisition of ODS, on May 26, 2009, we issued $250.0 million principal amount of 6% Senior Notes due 2015 and $250.0 million principal amount of 7% Senior Notes due 2019. In addition, in July 2009 we settled our Forward Agreements resulting in the sale of 4,722,989 shares of common stock in exchange for cash proceeds of approximately $240 million, which was also used to finance the acquisition.

Note 4: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition and to adjust amounts related to ODS’s net tangible and intangible assets to a preliminary estimate of their fair value. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record the following adjustments to cash and cash equivalents (in millions):

Proceeds from forward sale of 4.7 million shares of BCI common stock	$250.3
Transaction costs related to stock issuance	(10.9)
Cash paid for acquisition of ODS	(800.0)

Total adjustments to cash and cash equivalents	$(560.6)

(b)	To adjust acquired inventory to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have ongoing impact, it is not reflected in the unaudited pro forma condensed combined statements of earnings. However, this inventory adjustment will increase cost of sales within the first year subsequent to the consummation of the transaction.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS (CONTINUED)

(c)	To adjust the investment in lease receivables to estimated fair value.

(d)	To adjust ODS’s property, plant and equipment to estimated fair value.

(e)	To adjust acquired customer leased instruments to estimated fair value.

(f)	To record the estimated deferred income tax liability based on differences in expected book and tax bases of assets acquired.

(g)	To record the estimated fair value of goodwill for the acquisition.

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net assets. Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that BCI determines that the value of goodwill has become impaired, BCI will recognize a non-cash charge for the amount of impairment during the fiscal quarter in which such determination is made.

(h)	To record the difference between the preliminary estimated fair value and the historical amount of ODS’s intangible assets and the resulting increase in amortization expense (in millions):

	Preliminary estimated fair value	Change in amortization six months ended June 30, 2009	Change in amortization year ended March 31, 2009	Useful life (years)
Trade names	$7.9	$0.7	$1.3	5-8
Developed technology	100.3	5.9	11.8	4-8
In-process research and development	10.2	—	—	—
Dealer relationships	10.9	0.6	1.3	6-7
Direct customer relationships	60.6	2.5	5.1	10

Total	$189.9	$9.7	$19.5

Less ODS’s historical balance	(11.0)

	$178.9

In-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, we will make a determination as to the useful life of the asset; at that point in time, the asset would then be considered a finite-lived intangible asset and we would begin to amortize the asset as a charge to earnings.

(i)	To record the difference between the estimated fair value and the historical amount of deferred revenue.

(j)	To record the elimination of the net acquired assets.

(k)	To record additional depreciation of property, plant and equipment associated with the increased balance due to the fair value adjustment as described in (d) above.

(l)	Adjustment to remove acquisition-related costs incurred by BCI for the six months ended June 30, 2009.

(m)	To record interest expense associated with the issuance of senior notes to finance the acquisition:

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS (CONTINUED)

(In millions)	Outstanding amount	Estimated weighted average effective annual interest rate	Increase in interest expense six months ended June 30, 2009	Increase in interest expense year ended December 31, 2008
Interest expense associated with the issuance of senior notes	$250.0	7%	$7.3	$17.5
Interest expense associated with the issuance of senior notes	250.0	6%	6.3	15.0
Interest expense associated with amortization of debt discount and issuance costs	7.0	Effective Interest Method	0.3	0.7

Total			$13.9	$33.2

Interest expense on the senior notes outstanding reflected in the unaudited pro forma condensed combined statements of operations and in the table above assumes constant interest rates and principal amounts equal to those that existed as of the date of issuance.

(n)	Adjustment to record the tax effect of pro forma adjustments utilizing an estimated tax rate of 34% applicable to the ODS business.

(o)	Adjustment to record the tax effect of ODS’s earnings for the six months ended June 30, 2009 and the year ended December 31, 2008 utilizing an estimated tax rate of 34% applicable to the ODS business.

(p)	To reflect the additional number of common shares issued to fund the acquisition.

(q)	To accrue for estimated transaction costs.

(r)	To remove the deferred gain included on ODS’s balance sheet as it does not represent a liability.

Note 5: Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted-average number of BCI common shares outstanding. The issuance of 4.7 million shares in connection with our Forward Agreements was used to partially fund the acquisition. As such, our weighted average basic and diluted shares as shown in the unaudited pro forma condensed combined statements of earnings for the periods presented reflect the additional shares as outstanding for the entire periods.

Note 6: Forward-looking Statements

These Unaudited Pro Forma Condensed Combined Financial Statements may be deemed to be forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between BCI and ODS, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based largely on management’s expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Neither BCI nor ODS undertake any obligation to update publicly or revise any forward-looking statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS (CONTINUED)

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of BCI and ODS will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of regulation and pending legislation that could affect the industry; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; BCI and ODS’s ability to accurately predict future market conditions; dependence on the effectiveness of BCI’s and ODS’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in BCI’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2009, and other filings with the SEC available at the SEC’s Internet site (http://www.sec.gov).